Exhibit 17.2

RESIGNATION

I, Joseph B. Young, the President, Chief Executive Officer and a director of Bella Trading Company, Inc., a Colorado corporation, (“Company”) hereby tender and submit my resignation as the President and Chief Executive Officer of the Company only, retain my position as a director of the Company and accept my appointment to the office of Treasurer and Chief Financial Officer, such resignation and acceptance to be effective upon this 9th day of July 2007.

_/s/_Joseph B. Young_____________________
Joseph B. Young